Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Record Revenues of $39.6 Million for the Second Quarter of 2012

•	Newest Workstations Help Drive 59% Increase in Laser Revenue Compared to Prior Year

•	Company Posts Net Income of $2.7 Million, or $0.20 Per Share

•	Concludes Quarter with Cash and Equivalents & Marketable Securities of $80.0 Million

Westford, Mass., July 24, 2012 – Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended June 30, 2012.

Financial Highlights

Revenues increased 50% to a record $39.6 million in the second quarter of 2012 from $26.3 million for the same period in 2011. Net income for the second quarter was $2.7 million, or $0.20 per diluted share, compared with a net loss of $1.3 million, or $0.10 per basic and diluted share, for the second quarter of 2011.

“We are pleased with the response of physicians and patients to our new minimally invasive Cellulaze™ Cellulite Laser Workstation, which helped to generate a 92 percent increase in our North American laser revenue contributing to the highest quarterly revenue in the Company’s history,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “In just six months since its U.S. launch, Cellulaze is now established as the premier aesthetic treatment for cellulite reduction, driven by the clinical success of the product. In addition to the workstation itself, we are seeing a growing revenue contribution from Cellulaze’s disposable components: the single-use SideLaze3D™ fiber and the ThermaGuide™ intelligent delivery system. International growth continued, as laser revenue from the international markets increased 36 percent from the second quarter of last year, powered by demand for our overall product line including our MedLite® C6 and SmoothShapes® XV systems. We were especially pleased with our performance in key markets such as the Asia-Pacific region as well as our third-party distribution network.”

Gross profit margin for the three months ended June 30, 2012 increased to 58.2%, compared with 57.2% for the same period of 2011. The year-over-year improvement is primarily the result of increased revenue contribution from North America, where average selling prices tend to be higher.

Total operating expenses for the second quarter of 2012 of $19.3 million were 49% of revenues, compared with $16.3 million, or 62% of revenues, for the second quarter of 2011. The $3 million change primarily reflects increased selling and marketing expenses related to increased sales, as well as increased research and development expenses associated with the ConBio acquisition and clinical research and the development of the Company’s picosecond Alexandrite laser platform technology.

“Our strong financial results are a direct reflection of our ongoing success in leveraging our fixed cost base, even as we continue to invest in R&D,” Davin said. “This marks our third consecutive GAAP profitable quarter and our 10th consecutive quarter of year-over-year revenue growth. Our focus remains on increasing sales and continuing to manage costs effectively to further enhance profitability. We continue to maintain a healthy capital position as we exited the quarter with approximately $80 million in cash, cash equivalents and marketable securities, up $6.3 million from year-end 2011.”

Recent Highlight

Cynosure announced on July 18th that it received 510(k) clearance from the U.S. Food and Drug Administration to market a home-use over the counter device for the treatment of facial wrinkles. The device was developed in partnership with Unilever, a leading global consumer goods company. The device, which is indicated for the treatment of both periorbital and perioral wrinkles, is expected to be launched commercially by Unilever in 2013.

Business Outlook

“Although we expect traditional seasonality to play a factor in our third-quarter results, we believe that we are on track for a strong second half,” Davin said. “Cellulaze has enjoyed an enthusiastic response from both aesthetic plastic surgeons and their patients, and we expect that to continue. We recently achieved a significant regulatory milestone for our first home-use aesthetic laser product bringing us one step closer to launching the product into the market through our Unilever partnership. We believe that with our diverse product-mix and improved operating efficiency, Cynosure is well-positioned to extend our current momentum.”

Second-Quarter Financial Results Conference Call

In conjunction with its second-quarter 2012 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce the appearance of cellulite and treat Onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated product development as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$39,573	$26,339	$73,741	$48,223
Cost of revenues	16,533	11,273	31,193	21,076

Gross profit	23,040	15,066	42,548	27,147

Operating expenses
Selling and marketing	11,878	9,656	23,429	18,412
Research and development	3,460	2,431	6,699	4,671
Intangible amortization	342	14	684	24
General and administrative	3,667	4,161	7,185	7,102

Total operating expenses	19,347	16,262	37,997	30,209

Income (loss) from operations	3,693	(1,196)	4,551	(3,062)

Interest income, net	13	46	23	100
Other (expense) income, net	(298)	(1)	(89)	213

Income (loss) before income taxes	3,408	(1,151)	4,485	(2,749)

Income tax provision	728	149	986	445

Net income (loss)	$2,680	$(1,300)	$3,499	$(3,194)

Diluted net income (loss) per share	$0.20	$(0.10)	$0.27	$(0.25)

Diluted weighted average shares outstanding	13,278	12,599	13,141	12,588

Basic net income (loss) per share	$0.21	$(0.10)	$0.28	$(0.25)

Basic weighted average shares outstanding	12,605	12,599	12,591	12,588

Condensed Consolidated Balance Sheet

(In thousands)

	Jun. 30, 2012	Dec. 31, 2011
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$71,884	$67,073
Accounts receivable, net	14,248	12,853
Inventories	30,786	29,568
Prepaid expenses and other current assets	3,474	3,038
Deferred tax asset, current portion	701	701

Total current assets	121,094	113,233
Property and equipment, net	8,190	7,705
Long-term marketable securities	8,090	6,595
Goodwill and intangibles, net	22,564	23,486
Other noncurrent assets	415	561

Total assets	$160,353	$151,580

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$23,161	$22,418
Amounts due to related parties	1,064	1,550
Deferred revenue	9,333	6,388
Capital lease obligations	295	239

Total current liabilities	33,853	30,595

Capital lease obligations, net of current portion	543	494
Deferred revenue, net of current portion	278	367
Other long-term liabilities	762	497

Total stockholders’ equity	124,917	119,627

Total liabilities and stockholders’ equity	$160,353	$151,580

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